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                                                             EXHIBIT 99.B6(b)


                           SELLING GROUP AGREEMENT


          SELLING GROUP AGREEMENT KEMPER DISTRIBUTORS, INC.
          120 South LaSalle Street, Chicago, Illinois 60603

          Dear Financial Services Firm:

               As principal underwriter and distributor, we invite you to join a Selling Group for the distribution of shares of the Kemper Mutual Funds (herein called "Funds"), but only in those states in which the shares of the respective Funds may legally be offered for sale. As exclusive agent of each of the Funds, we offer to sell to you shares of the Funds on the following terms:
               1. In all sales of these shares to the public you shall act as dealer for your own account, and in no transaction shall you have any authority to act as agent for the issuer, for us, or for any other member of the Selling Group.
               2. Orders received from you will be accepted by us only at the public offering price applicable to each order, as established by the Prospectus of each Fund, subject to the discount, commission or other concession, if any, as provided in such Prospectus. Upon receipt from you of any order to purchase shares of a Fund, we shall confirm to you in writing or by wire to be followed by a confirmation in writing. Additional instructions may be forwarded to you from time to time. All orders are subject to acceptance or rejection by us in our sloe discretion.
               3. You may offer and sell shares to your customers only at the public offering price determined in the manner described in the applicable Prospectus. The public offering price is the net asset value per share as provided in the applicable Prospectus plus, with respect to certain Funds, a sales charge from which you shall receive a discount equal to a percentage of the applicable offering price as provided in the applicable Prospectus. You shall receive a sales commission, with respect to certain Funds, equal to a percentage of the amount invested as provided in the applicable Prospectus. You shall receive a distribution service fee, for certain Funds for which such fees are available, as provided in the applicable Prospectus which fee shall be payable with respect to such assets, for such periods and at such intervals as are from time to tome specified by us. The discounts or other concessions to which you may be entitled in connection with sales to your customers pursuant to any special features of a Fund (such as cumulative discounts, letters of intent, etc., the terms of which shall be as described in the applicable Prospectus and related forms) shall be in accordance with the terms of such features. You may receive an administrative service fee, with respect to certain Funds for which such fees are available, as provided in the applicable Prospectus, which fee shall be payable with respect to such



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          assets, for such periods and at such intervals as are from time to time specified by us.
               4.  By accepting this agreement, you agree:
                   (a) To purchase shares only from us or from your customers.
                   (b) That you will purchase shares from us only to cover purchase orders already received from your customers, or for your own bona fide investments.
                   (c) That you will not purchase shares from your customers at a price lower than the bid price then quoted by or for the Fund involved. You may, however, sell shares for the account of your customer to the Fund, or to us as agent for the Fund, at the bid price currently quoted by or for the Fund and charge your customer a fair commission for handling the transaction.
                   (d) That you will not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding.
               5. We will not accept from you any conditional orders for shares.
               6. If any shares confirmed to you under the terms of this agreement are repurchased by the issuing Fund or by us as agent for the Fund, or are tendered for repurchase, within seven business days after the date of our confirmation of the original purchase order, you shall forthwith refund to us the full discount, commission, finder's fee or other concession, if any, allowed or paid to you on such shares.
               7. Payment for shares ordered from us shall be in New York clearing house funds and must be received by the appropriate Fund's shareholder service agent within seven days after our acceptance of your order (or such shorter time period as may be required by applicable regulations). If such payment is not received, we reserve the right, without notice, forthwith to cancel the sale or, at our option, to sell the shares ordered back to the Fund, in which case we may hold you responsible for any loss, including loss of profit suffered by us as a result of your failure to make such payment.
               8. Shares sold to you hereunder shall be available in negotiable form for delivery at the appropriate Fund's shareholder services agent, against payment, unless other instructions have been given.
               9. All sales will be made subject to our receipt of shares from the Fund. We reserve the right, in our discretion, without notice, to suspend sales or withdraw the offering of shares entirely. We reserve the right to modify, cancel or change the terms of this agreement, upon 15 days prior written notice to you. Also, the sales charges, discounts, commissions or other concessions, service fees of any kind provided for hereunder are subject to change at any time by the Funds and us.
               10. All communications to us should be sent to the address in the heading above. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.



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               11. This agreement shall be construed in accordance with the laws of Illinois. This agreement is subject to the Prospectuses of the Funds from time to time in effect, and, in the event of a conflict, the terms of the Prospectuses shall control. References herein to the "Prospectus" of a Fund shall mean the prospectus and statement of additional information of such Fund as from time to time in effect. Any changes, modifications or additions reflected in any such Prospectus shall be effective on the date of such Prospectus (or supplement thereto) unless specified otherwise.
               12. This agreement is subject to the Additional Stipulations and Conditions on the reverse side hereof, all of which are a part of this agreement.



                                              Kemper Distributors, Inc.



                                             By
                                               ----------------------------
                                                 Authorized Signature


                                             Title
                                                  -------------------------

          We have read the foregoing agreement and accept and agree to the terms and conditions thereof.


                                             Firm
                                                  -------------------------

          Witness
                 ------------------------    By
                                               ----------------------------
                                                Authorized Representative




          Dated                              Title
                -------------------------         -------------------------


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                        ADDITIONAL STIPULATIONS AND CONDITIONS

               13. No person is authorized to make any representations concerning shares of any Fund except those contained in the Prospectus of such Fund and in printed information subsequently issued by the Fund or by us as information supplemental to such Prospectus. If you wish to use your own advertising with respect to a Fund, all such advertising must be approved by us or by the Fund prior to use. You shall be responsible for any required filing of such advertising.
               14. Your acceptance of this agreement constitutes a representation (i) that you are a registered security dealer and a member in good standing of the National Association of Securities Dealers, Inc. and that you agree to comply with all state and federal laws, rules and regulations applicable to transactions hereunder and to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., including specifically Section 26, Article III thereof, or (ii) if you are offering and selling shares of the Funds only in jurisdictions outside of the several states, territories and possessions of the United States and are not otherwise required to be a member of the National Association of Securities Dealers, Inc., that you nevertheless agree to conduct your business in accordance with the spirit of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and to observe the laws and regulations of the applicable jurisdiction. You likewise agree that you will not offer to sell shares of any Fund in any state or other jurisdiction in which they may not lawfully be offered for sale.
               15. You shall make available an investment management account for your customers through the Funds and shall provide such office space and equipment, telephone facilities, personnel and literature distribution as is necessary or appropriate for providing information and services to your customer. Such services and assistance may include, but not be limited to, establishment and maintenance of shareholder accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Funds, and such other services as may be agreed upon from time to time and as may be permitted by applicable statute, rule, or regulation. You agree to release, indemnify and hold harmless the Funds, us and our respective representatives and agents from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you, your officers, employees or agents regarding the purchase, redemption or transfer of registration of shares of the Funds for accounts of you, your customers and other shareholders or from any unauthorized or improper use of any on-line computer facilities. You shall prepare such periodic reports for us as shall reasonably be requested by us. You shall immediately inform the Funds or us of all written complaints received by you from Fund shareholders relating to the maintenance of their accounts and shall promptly answer all such complaints and other similar correspondence. You shall provide the Funds and us on a timely



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          basis with such information as may be required to complete various regulatory forms.
               16. As a result of the necessity to compute the amount of any contingent deferred sales charge due with respect to the redemption of shares, you may not hold shares of a Fund imposing such a charge in an account registered in your name or in the name of your nominee for the benefit of certain of your customers except with our prior written consent. Except as otherwise permitted by us, shares of such a Fund owned by a shareholder must be in a separate identifiable account for such shareholder.
               17. Shares of certain Funds have been divided into separate classes: Class A Shares, Class B Shares and Class C Shares.
          Class A shares are offered at net asset value plus an initial sales charge. Class B Shares are offered at net asset value without an initial sales charge but are subject to a contingent deferred sales charge and a Rule 12b-1 fee and have a conversion feature. Class C Shares are offered at net asset value without an initial sales charge or contingent deferred sales charge but are subject to a Rule 12b-1 fee and have no conversion feature. Please see the appropriate Prospectuses for a more complete description of the distinctions between the classes of shares.
               It is important to investors not only to choose Funds
          appropriate for their investment objectives, but also to choose the appropriate distribution arrangement, based on the amount invested and the expected duration of the investment. To assist investors in these decisions, we have instituted the following policies with respect to orders for shares of the Funds. The following policies and procedures with respect to sales of classes of shares of the Funds apply to each broker/dealer that distributes shares of the Funds.
               1. All purchase orders for $500,000 or more (not including street name or omnibus accounts) should be for class A Shares.
               2. Any purchase order of less than $500,000 may be for either Class A, Class B or Class C Shares in light of the relevant facts and circumstances, including:
                   a.  the specific purchase order dollar amount;
                   b. the length of time the investor expects to hold the shares; and
                   c. any other relevant circumstances such as the availability of purchases under a Letter of Intent, Combined Purchases or Cumulative Discount Privilege.
               There are instances when one pricing structure may be more appropriate than another. For example, investors who would qualify for a reduced sales charge on Class A Shares may determine that payment of a reduced front-end sales charge is preferable to payment of an ongoing Rule 12b-1 fee. On the other hand, investors whose orders would not qualify for such a discount and who plan to hold their investment for more than six years may wish to defer the sales charge and would consider Class B Shares. Investors who prefer not to pay an initial sales charge and who plan to redeem their shares within six years might consider Class C Shares.
               Appropriate supervisory personnel within your organization must ensure that all employees receiving investor inquiries about


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          the purchase of shares of the Funds advise the investor of the available pricing structures offered by the Funds and the impact of choosing one method over another, including breakpoints and the availability of Letters of Intent, Combined Purchases and Cumulative Discounts. In some instances it may be appropriate for a supervisory person to discuss a purchase with the investor.
              18. This agreement shall be in substitution of any prior selling group agreement between you and us regarding these shares. This agreement shall not be applicable to the provision of services for Cash Equivalent Fund, Tax-Exempt California Money Market Fund, Tax Exempt New York Money Market Fund, Investors Cash Trust and similar wholesale money market funds. The payment of related distribution and services fees, shall be subject to separate services agreements.